As filed with the Securities and Exchange Commission on November 1, 2007

Registration No. 333-105161

UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8

REGISTRATION STATEMENT

Under the Securities Act of 1933

MARSHALL & ILSLEY CORPORATION

(Exact Name of Registrant as Specified in Charter)

Wisconsin	20-8995389
(State of Incorporation)	(I.R.S. Employer Identification No.)

770 North Water Street
Milwaukee, Wisconsin	53202
(Address of Principal Executive Offices)	(Zip Code)

____________________________________

1994 Long-Term Incentive Plan for Executives
____________________________________

Randall J. Erickson
Marshall & Ilsley Corporation
770 North Water Street
Milwaukee, Wisconsin 53202
(414) 765-7801

(Name, address and telephone number, including area code, of agent for service)

With copies to:
Christopher B. Noyes
C.J. Wauters
Godfrey & Kahn, S.C.
780 North Water Street
Milwaukee, Wisconsin 53202
(414) 273-3500

This post-effective amendment (this “Amendment”) deregisters 952,250 shares (the “Shares”) of common stock, par value $1.00 per share (the “Common Stock”), of the company formerly known as Marshall & Ilsley Corporation (the “Company”) prior to the effectiveness of the “Transactions” contemplated by that certain Investment Agreement, dated as of April 3, 2007, among the Company, Metavante Corporation (“Metavante”), Metavante Holding Company (“New Metavante”), Montana Merger Sub Inc. (“Merger Sub”) and WPM, L.P. (the “Investment Agreement”).  The Shares were registered by the Company for issuance under the 1994 Long-Term Incentive Plan for Executives on the Company’s Registration Statement on Form S-8 (the “Registration Statement”) filed with the Securities and Exchange Commission on May 12, 2003 (File No. 333-105161).

Pursuant to the Investment Agreement, Merger Sub, a wholly owned subsidiary of New Metavante, merged with and into the Company, with the Company continuing as the surviving corporation and as a direct, wholly owned subsidiary of New Metavante (the “Holding Company Merger”).  On November 1, 2007, in connection with the Holding Company Merger, every three issued and outstanding shares of Common Stock was converted into one share of New Metavante common stock pursuant to the Investment Agreement.  Following the Holding Company Merger, the Company converted from a Wisconsin corporation to a Wisconsin limited liability company.  The Company, as a limited liability company and a direct, wholly owned subsidiary of New Metavante, distributed the outstanding shares of Metavante capital stock to New Metavante, causing Metavante to be a direct, wholly owned subsidiary of New Metavante.  Subsequently, New Metavante contributed the membership interests of the Company to New M&I Corporation (“New Marshall & Ilsley”), which at the time was a direct, wholly owned subsidiary of New Metavante, and distributed three shares of New Marshall & Ilsley common stock to each holder of New Metavante common stock.  New Marshall & Ilsley, which is filing this Amendment, was subsequently renamed Marshall & Ilsley Corporation.  As a result, the Company has terminated all offerings of its Common Stock pursuant to its existing registration statements, including the Registration Statement.  In accordance with an undertaking made by the Company in its Registration Statement to remove from registration, by means of a post-effective amendment, any shares of the Company’s Common Stock which remain unsold at the termination of the offering, the Company hereby removes from registration the Shares as of the effective time of the Holding Company Merger.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Milwaukee, State of Wisconsin, on November 1, 2007.

MARSHALL & ILSLEY CORPORATION

By:  /s/ Randall J. Erickson

Randall J. Erickson

Senior Vice President, Chief Administrative Officer

and General Counsel